Exhibit 16.1
October 12, 2011
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for ZaZa Energy, LLC (the Company) and, under the date of June 20, 2011, we reported on the financial statements of ZaZa Energy, LLC as of December 31, 2010 and 2009 and for the year ended December 31, 2010 and for the period from March 4, 2009 (inception) to December 31, 2009. On August 29, 2011, we were dismissed. We have read ZaZa Energy LLC’s statements included in its Form S-4 dated October 12, 2011, and we agree with such statements, except that we are not in a position to agree or disagree with ZaZa Energy, LLC’s statement that the change was approved by the Company’s members; nor are we in a position to agree or disagree with the Company’s statement that Ernst & Young LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company’s financial statements.
Very truly yours,
/s/ KPMG LLP

Houston, Texas